Q. Why did Marsh & McLennan enter into the stock purchase agreement with Great West Lifeco?

A. According to Marsh & McLennan Companies, Inc.’s website, Michael G. Cherkasky, Marsh & McLennan Companies, Inc.’s president and chief executive officer stated that, "The sale of Putnam would enable MMC to focus on strengthening the global leadership positions of its market-leading risk and human capital businesses….[MMC] will receive an attractive price for Putnam, strengthen its ability to focus on core businesses, and significantly enhance its financial flexibility."

John A. Hill

The Putnam Funds
Chairman of the Trustees

One Post Office Square
Boston, Massachusetts 02109

The Putnam Funds

There is still time to vote on an issue that affects your mutual fund!

Dear Shareholder:

In March, we mailed you a proxy statement requesting your vote on a proposal that affects your fund. Our records show that we have not yet received your vote.

As a shareholder of a Putnam fund, you are being asked to vote on the sale of Putnam Investments to Great-West Lifeco, a subsidiary of Power Financial Corporation, by approving a new management contract for your fund.

The Trustees of the Putnam funds unanimously recommend that you vote for the approval of a new management contract. No changes to the Putnam funds, to the way Putnam manages money, or to the funds’ management teams are expected as a result of this transaction.

Your vote is important to us. We have included another copy of the proxy ballot and a postage-paid return envelope for your convenience.

You can vote by returning this proxy ballot in the envelope provided, or by calling the toll-free number or visiting the Web site address on the ballot. If you have questions about the proposal, please call our proxy information line at 1-866-905-2396 or contact your financial representative. Please vote promptly. Thank you.

Sincerely yours,

John A. Hill, Chairman

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